EXHIBIT 23.1
                                  ------------

To the Board of Directors and Stockholders of Intraop Medical Corporation


We consent to the incorporation by reference into this Amendment No. 1 to Registration No. 333-131281 on Form SB-2 of Intraop Medical Corporation of our report dated December 1, 2005 relating to the consolidated balance sheet of Intraop Medical Corporation as of September 30, 2006 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended September 30, 2006 and September 30, 2005, which report is included in the September 30, 2006 annual report on Form 10-KSB of Intraop Medical Corporation..



/s/ Pohl, McNabola, Berg & Company LLP
--------------------------------------
Pohl, McNabola, Berg & Company LLP


San Francisco, California

January 5, 2007